May 19, 2009

Board of Directors
Carthew Bay Technologies Inc.
Brookfield Place, 181 Bay Street
Suite 2500, Toronto, ON
M5J AT7

Dear Sirs:

We consent to the incorporation by reference in the Registration Statement on Form 20-F (No. 000-31481) of Carthew Bay Technologies Inc. of our report dated April 15, 2009 relating to the consolidated financial statements for the year ended December 31, 2008 which appears in this Form 20-F.

Yours very truly,
MSCM LLP

/s/ MSCM LLP